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                            FORM 8-A
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549
            FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                 PURSUANT TO SECTION 12(b) OR (g) OF THE
                     SECURITIES EXCHANGE ACT OF 1934

                          DATARAM CORPORATION
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               (Exact name of registrant as specified in its charter)

            Delaware                   22-1831409
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(State of Incorporation or organization)  (I.R.S. Employer Identification No.)

     Route 571, P.O. Box 7528, Princeton, NJ     08543-7528
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        (Address of principal executive offices)             (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

     Title of each class             Name of each exchange on which
     to be registered                each class is to be registered

           None
-------------------------------      ------------------------------

     If this form relates to the registration of a class of
securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following
box.                                                             [ ]

     If this form relates to the registration of a class of
securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following
box.                                                             [X]

     Securities Act registration statement file number to which this form relates:
         None
     ---------------- (if applicable)

     Securities to be registered pursuant to Section 12(g) of the
Act:

                    Common Stock, $1.00 Par Value
                    -----------------------------
                                  (Title of Class)


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Item 1.  Description of Registrant's Securities to be Registered.

     Dataram is registering its common stock, $1.00 par value. This class of stock is not convertible nor redeemable. The holders of the common stock are entitled to one vote per share on all matters considered by shareholders of Dataram Corporation. The Certificate of Incorporation of Dataram Corporation does not provide for either cumulative voting or classification of directors. The holders of the common stock enjoy no pre-emptive rights or special liquidation rights. The holders of the Common Stock are not liable to further calls or assessments by Dataram Corporation or for liabilities of Dataram Corporation imposed on its stockholders under state statutes. There is no restriction on the alienability of the securities to be registered, nor is there any provision included in the Certificate of Incorporation or By-Laws discriminating against any existing or prospective holder of such securities as a result of such security holder owning a substantial amount of securities. Dataram Corporation's Certificate of Incorporation and By-Laws do not contain any provisions which would have the effect of delaying, deterring or preventing a change in control of Dataram Corporation or that would operate only in respect to extraordinary corporate transaction involving Dataram Corporation, such as a merger, reorganization, tender offer, sale or transfer of substantially all assets or liquidations. Dividends are payable with respect to shares of Common Stock pro rata at the discretion of the Board of Directors.

Item 2.  Exhibits.

     List below all exhibits filed as a part of the registration statement:

          Restated Certificate of Incorporation
          Incorporated by reference from Annual Report on Form 10-K for the period ending April 30, 1994, as Exhibit 3(a)



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                          SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities
Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

(Registrant)      DATARAM CORPORATION
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Date              January 27, 2000
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By                MARK MADDOCKS
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                  Mark Maddocks, Chief Financial Officer

      *Print the name and title of the signing officer under his signature.